Exhibit 99.2

Dietrich – ClarkWestern Joint Venture & Related MISA Metals Acquisition © 2011 Worthington Industries, Inc. February 22, 2011

2 Dietrich & ClarkWestern Joint Venture Worthington merging Dietrich operations into ClarkWestern (CWBS) operations to form metal framing JV 75% owned by Marubeni-Itochu Steel America (MISA), 25% Worthington Industries JV includes 13 facilities-WI will close 7 Dietrich facilities, CWBS will close 1 facility Worthington receives 3 MISA Metals steel processing facilities in return for reduced ownership Cashless exchange Non-contributed real estate (5 owned, 2 leased) and equipment will be retained and liquidated Estimated market value of retained assets $20M-$25M CWBS leadership team to run combined business Severance liabilities shared 50/50

3 Dietrich & ClarkWestern Joint Venture Worthington to receive non-automotive steel processing assets of MISA Value received: $70M ($56M working capital + $14M fixed assets) 3 Facilities - Vonore, TN and a portion of Middletown, OH facility will remain open, Lawrenceburg, TN will close MISA retains all liabilities for severance, post-retirement healthcare, pension and environmental Real estate and equipment of facilities to be closed will be liquidated Estimated market value of liquidated assets and working capital run off: $40M-$45M

4 Dietrich & ClarkWestern Joint Venture Metal framing joint venture best solution for underperforming asset in a difficult market Create a clear market leader with low cost production, a full-line of accessories and high service levels National footprint Broadest product line Lower cost structure Rationalize market / capacity Best solution for underperforming Worthington asset Monetize a portion of Dietrich now ($60-$70M) Opportunity for success when market returns

5 Dietrich & ClarkWestern Joint Venture Transaction offers numerous benefits to Worthington Cashless exchange of assets other than working capital and cost sharing (net inflow) $60-$70M of cash from: Sale of non-contributed assets from Dietrich Closed facilities and equipment from MISA Metals Liquidation of some of MISA Metals working capital MISA’s state of the art steel processing equipment reduces future capex Provides strategic steel processing location for southern market Deconsolidation of Dietrich for management of business and financial reporting Creates metal framing market leader and opportunity to realize value from JV in the future

Dietrich & ClarkWestern Joint Venture

International Construction Strategy Remains Intact

- Strategy intact for Worthington Construction Group's (WCG) global roll-out of the W-IBS steel framing system
- Design, engineer and erect light gauge steel-framed residential mid-rise buildings
- Focused on China and other high growth economies

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